Exhibit 4.9

Execution Version

TRANSFER AGREEMENT

by and between

ARDAGH GROUP S.A.

and

ARDAGH METAL PACKAGING S.A.

Dated as of February 22, 2021

Table of Contents

Page

Article I DEFINITIONS2

Section 1.1Certain Defined Terms2

Section 1.2Other Defined Terms5

Section 1.3Interpretation and Rules of Construction6

Article II AMP TRANSFER7

Section 2.1AMP Transfer7

Section 2.2Transfer of Assets and Liabilities; Delayed Transfers7

Section 2.3Wrong Pockets9

Article III INDEMNIFICATION10

Section 3.1Indemnification by AGSA10

Section 3.2Indemnification by AMPSA11

Section 3.3Limitations on Indemnification11

Section 3.4Procedures for Indemnification12

Section 3.5Taxes13

Article IV EMPLOYEE MATTERS13

Section 4.1Transfer of Employment or Engagement; Collective Bargaining Agreements13

Section 4.2Transfer of Plans14

Section 4.3Transfer of Liabilities15

Section 4.4Terms and Conditions of Employment15

Section 4.5No Third Party Beneficiaries; No Amendment16

Article V CERTAIN OTHER MATTERS16

Section 5.1Access to Information16

Section 5.2Privileged Matters17

Section 5.3EAPA and Cross-License Assignment and Assumption17

Section 5.4Litigation Cooperation18

Section 5.5Insurance Matters18

Section 5.6Intercompany Accounts18

Section 5.7Hedging Arrangements19

Section 5.8Credit and Performance Support Obligations19

Section 5.9Further Actions20

Section 5.10Non-Competition; Non-Solicitation20

Section 5.11No Right to SetOff21

Article VI DISCLAIMER21

Section 6.1Disclaimer21

Section 6.2Limitation of Liability22

Article VII GENERAL PROVISIONS.22

Section 7.1Expenses22

Section 7.2Notices22

Section 7.3Severability23

Section 7.4Entire Agreement23

Section 7.5Assignment23

Section 7.6Amendment23

Section 7.7Waiver23

Section 7.8No ThirdParty Beneficiaries23

Section 7.9Specific Performance24

Section 7.10Governing Law24

Section 7.11Termination24

Section 7.12Counterparts24

EXHIBIT

AAMP Entities

TRANSFER AGREEMENT

TRANSFER AGREEMENT, dated as of February 22, 2021, by and between Ardagh Group S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under registration number B160804 (“AGSA”), and Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under registration number B251465 (“AMPSA”).

WHEREAS, as of the date hereof, AGSA, indirectly through the AMP Entities (other than AMPSA), is engaged in the business of developing, manufacturing, marketing and selling metal beverage cans and ends and providing related technical and customer services (the “AMP Business”);

WHEREAS, AMPSA is a newly formed wholly-owned subsidiary of AGSA;

WHEREAS, AGSA, AMPSA, Gores Holdings V, Inc., a Delaware corporation (“GHV”), and Ardagh MP MergeCo Inc., a Delaware corporation and a wholly owned subsidiary of AMPSA, have entered into a Business Combination Agreement, dated as of the date hereof (the “BCA”), which, among other things, provides that, as a condition to GHV’s obligations to close the transactions contemplated by the BCA, the AMP Transfer and the other transactions contemplated by this Agreement shall have been completed;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, AGSA and its Subsidiaries will effect the AMP Transfer through a series of transactions in accordance with the Steps Plan (as defined in the BCA), that will result in all of the AMP Equity Interests being directly or indirectly owned by AMPSA in exchange for aggregate consideration consisting of (a) $2,315,000,000, payable in cash (in USD or the EUR equivalent thereof (based on an exchange rate as of a date to be agreed by the parties hereto) or both) in a series of transactions, including contributions for shares and the repayment of intercompany payables, (b) 484,956,250 shares, each with a par value of EUR 0.01, of AMPSA to be issued against contributions in kind made by AGSA to AMPSA (“Shares”), (c) a promissory note issued by a Subsidiary of AMPSA in the amount of $1,085,000,000, and (d) if the transactions contemplated by the BCA are consummated, a contingent right to receive an additional 60,730,000 Shares in accordance with the terms and subject to the conditions set forth in Section 3.6 of the BCA or if the transactions contemplated by the BCA are not consummated, such other consideration in form and amount as agreed by the parties hereto (the consideration set forth in clauses (a), (b), (c) and (d), the “AGSA Consideration”); and

WHEREAS, in connection with the AMP Transfer, AGSA will cause (a) the AGSA Retained Subsidiaries to transfer to one or more AMP Entities any assets and Liabilities held by the AGSA Retained Subsidiaries that are primarily related to the conduct of the AMP Business or that will be used by the AMP Entities to provide services to the AGSA Entities following the AMP Closing Date under the Services Agreement, and (b) the AMP Entities to transfer to one or more

AGSA Retained Subsidiaries any assets and Liabilities held by the AMP Entities that are primarily related to the conduct of the AGSA Retained Business or that will be used by the AGSA Entities to provide services to the AMP Entities following the AMP Closing Date under the Services Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

Article I

DEFINITIONS
Section 1.1Certain Defined Terms.  Capitalized terms used in this Agreement have the meanings set forth below:

“Action” means any action, suit, proceeding, arbitration, claim, demand, litigation, prosecution, contest, investigation, inquiry, hearing, inquest, audit, complaint, dispute or other legal recourse, in each case, by or before a Governmental Authority or arbitration tribunal, whether civil, criminal, administrative, disciplinary or otherwise.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Transfer Agreement between the parties hereto and all amendments hereto made in accordance with the provisions of Section 7.6.

“AMP Employee” means each employee or service provider (who is a natural person) of any AMP Entity, other than any Specified Employee.

“AMP Employee Liabilities” means all Liabilities of any AGSA Entity or AMP Entity with respect to any current or former AMP Employee and his or her dependents and beneficiaries deriving from the AMP Employee’s employment with any AGSA Entity or AMP Entity, whether or not such Liabilities arose pursuant to a Plan, applicable Law or otherwise, including any such Liabilities under any AGSA Retained Plan or any Plan sponsored or maintained by any third parties.

“AMP Entities” means the Persons set forth on Exhibit A and any other Subsidiaries of AMPSA, from time to time.

“AMP Equity Interests” means all of the equity and other ownership interests in the Persons set forth on Exhibit A, other than AMPSA.

“AMP Plan” means a Plan sponsored or maintained by an AMP Entity (and not sponsored or maintained by an AGSA Entity), other than any Specified Plan.

“AGSA Entities” means, for purposes of this Agreement, AGSA and its Affiliates, other than any AMP Entity.

“AGSA Retained Business” means the businesses of AGSA (other than the AMP Business).

“AGSA Retained Employee” means (i) each employee or service provider (who is a natural person) of any AGSA Entity and (ii) each Specified Employee.

“AGSA Retained Employee Liabilities” means all Liabilities of any AGSA Entity or AMP Entity with respect to any current or former AGSA Retained Employee and his or her dependents and beneficiaries deriving from the AGSA Retained Employee’s employment with any AGSA Entity or AMP Entity, whether or not such Liabilities arose pursuant to a Plan, applicable Law or otherwise, including any such Liabilities under any AMP Plan or any Plan sponsored or maintained by any third parties.

“AGSA Retained Plan” means (i) each Plan that is sponsored or maintained by any AGSA Entity and (ii) each Specified Plan.

“AGSA Retained Subsidiaries” means the Subsidiaries of AGSA, other than the AMP Entities.

“Applicable Transfer Regulations” means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 of Ireland (or any similar legislation governing the automatic transfer of employment in other jurisdictions).

“BCA Closing Date” shall have the meaning ascribed to “Closing Date” in the BCA.

“Business Day” means a day other than (i) a Saturday or Sunday or (ii) any other day on which banks located in Luxembourg City, Luxembourg are required or authorized by Law to be closed for business.

“Collective Bargaining Agreement” means any written agreement with an Employee Representative Body impacting the terms, conditions or liabilities of, to or in connection with, the AMP Employees.

“Contract” means any legally-binding contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Employee Representative Body” means any works’ council, labor union, trade union or similar employee representative body in any jurisdiction.

“Encumbrance” means any encumbrance, mortgage, fixed or floating charge, pledge, lien, restriction, guarantee, trust, right to acquire, option or right of pre-emption or first refusal, assignment, hypothecation, security interest, title retention, legal or equitable third party right or interest, including any assignment by way of security or trust arrangement for the purpose of providing security, encroachment, deed of trust or deed to secure debt, recorded or unrecorded easement, right of way, covenant, condition, license, reservation, subdivision and other defects of title of any kind or rights of others for rights of way, utilities and similar purposes that adversely affect real property, or, in any case, any agreement to create any of the foregoing.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authority” means any national, federal, state, local, supranational, regional, or provincial government or any court of competent jurisdiction, administrative or regulatory agency, board, bureau, arbitrator, tribunal, or arbitral body or commission or other national, state, local, supranational, regional or provincial governmental authority or instrumentality entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by any Governmental Authority.

“Group” means the AGSA Entities, on the one hand, or the AMP Entities, on the other hand, as the case may be.

“Indemnified Party” means an AGSA Indemnified Party or an AMPSA Indemnified Party, as the case may be.

“Indemnifying Party” means AGSA pursuant to Section 3.1 or AMPSA pursuant to Section 3.2, as the case may be.

“Law” means any national, federal, state, provincial, local or supranational law (including common law), statute, code, Governmental Order, consent decree, doctrine, ordinance, rule, regulation, treaty or other legal requirement of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking.

“Local Conveyances” means the sale and purchase agreements, share transfer agreements, bills of sale, deeds, assignment and assumption agreements and other documents between AGSA (or the applicable AGSA Retained Subsidiaries), on the one hand, and AMPSA (or its designated Subsidiary), on the other hand, pursuant to which the applicable AMP Equity Interests will be transferred to, or assumed by, AMPSA or its designated Subsidiary.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association or entity or Governmental Authority or any political subdivision, agency or instrumentality thereof.

“Plan” means each employment, compensation, benefits, severance or termination, consulting, bonus, deferred compensation, equity, phantom-equity, or equity-based award, retention, relocation, vacation, change in control, transaction bonus, salary continuation,  hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, profit-sharing, pension or retirement or other fringe benefit or compensatory plan, program, agreement or arrangement, whether or not in writing and whether or not funded, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA).

“Services Agreement” means the Services Agreement to be entered into by AGSA and AMPSA on or prior to the AMP Closing Date pursuant to which the AGSA Entities and the AMP Entities will provide services to each other after the AMP Closing.

“Specified Employee” means any employee or other service provider of an AMP Entity who is primarily employed or engaged in the conduct of the AGSA Retained Business and who is identified by the parties hereto as an employee or service provider whose employment or engagement, as applicable, will be transferred (or novated) to an AGSA Retained Subsidiary in connection with the AMP Transfer.

“Specified Plan” means any Plan identified by the parties hereto as a Plan that will be transferred to an AGSA Retained Subsidiary in connection with the AMP Transfer.

“Subsidiary” of any Person means another Person, of which at least a majority of the outstanding securities or ownership interests having, by their terms, ordinary voting power to elect (or direct the election of) a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person or by one or more of its Subsidiaries.

Section 1.2Other Defined Terms.  The following terms have the meanings set forth in the Sections set forth below:
Defined Term	Location of Definition

AGSA	Preamble
AGSA Consideration	Recitals
AGSA Hedging Arrangements	§ 5.7(a)
AGSA Indemnified Parties	§ 3.2
AGSA Retained Actions	§ 5.4(b)
AGSA US DB Plan	§ 4.2(c)(i)
AMP Actions	§ 5.4(a)
AMP Business	Recitals
AMP Closing	§ 2.1(a)
AMP Closing Date	§ 2.1(a)
AMP Transfer	§ 2.1(a)

Defined Term	Location of Definition
AMP US DB Plan	§ 4.2(c)
AMPSA	Preamble
AMPSA Indemnified Parties	§ 3.1
AMP US DB Plan	§ 4.2(c)(i)
BCA	Recitals
Claim Notice	§ 3.4
Cross-License	§ 5.3
Defense Notice	§ 3.4(b)(i)
Delayed Transfer Assets	§ 2.2(c)
EAPA	§ 5.3
Excluded Guarantees	§ 5.8(b)
GHV	Recitals
Indemnity Claim	§ 3.4
Losses	§ 3.1
Non-Compete Period	§ 5.10(a)
Non-Solicit Period	§ 5.10(a)
Shares	Recitals
Third Party Claim	§ 3.4(a)
Transferred Guarantees	§ 5.8(a)

Section 1.3Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;
(b)the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)the word “or” is not exclusive and is deemed to have the meaning “and/or”;
(e)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(f)all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;
(g)where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives;

(h)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(i)references to a Person are also to its successors and permitted assigns; and
(j)references to sums of money are expressed in Euros or in U.S. Dollars, as applicable, and “EUR” or “€” refers to Euros, and “USD” or “$” refers to U.S. dollars.
Article II

AMP TRANSFER
Section 2.1AMP Transfer.
(a)Transfer of AMP Equity Interests.  Subject to the terms and conditions of this Agreement, including the delivery of the reports contemplated by Section 2.1(c), on or prior to April 1, 2021, or such other date as is agreed by AGSA and AMPSA, AGSA shall, and shall cause the applicable AGSA Retained Subsidiaries and AMP Entities to, take actions substantially as described in the Steps Plan to cause the AMP Equity Interests to be, and with the result that the AMP Equity Interests will be, owned, directly or indirectly, by AMPSA, free and clear of all Encumbrances other than those (i) incurred in connection with any debt financings of the AMP Entities or (ii) imposed by applicable securities Laws (such actions, the “AMP Transfer,” the time at which all of the AMP Equity Interests become owned by AMPSA, the “AMP Closing” and such date, the “AMP Closing Date”).  As consideration for the AMP Transfer, AMPSA shall deliver, or cause to be delivered, to AGSA the AGSA Consideration.
(b)Local Conveyances.  In furtherance of the assignment, transfer, conveyance and delivery of the AMP Equity Interests, each of AGSA and AMPSA shall cause their respective Subsidiaries to execute and deliver Local Conveyances as and to the extent necessary to evidence the assignment, transfer, conveyance and delivery of such equity interests to the applicable AMP Entity.
(c)AMPSA Auditor Report.  In connection with clause (b) of the definition of “AGSA Consideration,” a Luxembourg independent statutory auditor (réviseur d’entreprises agréé) of AMPSA shall have issued a report on the contribution in kind relating to the Shares to be issued to AGSA on or before the AMP Closing Date in accordance with this Agreement, prepared in accordance with and at the times required under article 420-10 or article 1010-1 (2), 2° of the Luxembourg Law of 10 August 1915 on commercial companies, as amended.
Section 2.2Transfer of Assets and Liabilities; Delayed Transfers.
(a)Transfer of Assets and Liabilities.  The parties hereto agree that prior to, on or as promptly as practicable following the AMP Closing (but in any event, prior to the BCA Closing Date, subject only to the terms of this Agreement), the AGSA Entities will hold the assets and Liabilities primarily related to or used in the conduct of the AGSA Retained Business, and the AMP Entities will hold the assets and Liabilities primarily related to or used in the conduct of the AMP Business, together with, in each case, the assets that the members of each Group will use to provide services to the members of the other Group pursuant to the Services Agreement.  In furtherance of the foregoing, and subject to this Section 2.2(a) and Section 2.3, (i) AGSA hereby conveys, transfers, contributes and assigns, and shall cause the applicable AGSA Retained Subsidiaries to, effective as of the AMP Closing Date, convey, transfer, contribute and assign to the applicable AMP Entities (and shall cause such Persons to accept) all of AGSA’s and the AGSA Retained Subsidiaries’ respective rights, title and interest in, to and under all assets owned, held, leased or licensed by AGSA or any of the AGSA Retained Subsidiaries (as applicable) and used in or related to the conduct of the AMP Business or that will be used by any of the AMP Entities to provide any services to the AGSA Entities under the Services Agreement following the AMP Transfer, (ii) AGSA shall cause the applicable AMP Entities, effective as of the AMP Closing Date, to convey, transfer, contribute, and assign to the applicable AGSA Retained Subsidiaries (and shall cause such Persons to accept), all of the AMP Entities’ respective rights, title and interest in, to and under any assets owned, held, leased or licensed by any of the AMP Entities and used in or related to the conduct of the AGSA Retained Business or that will be used by any of the AGSA Retained Subsidiaries to provide any services to the AMP Entities under the Services Agreement following the AMP Transfer, and (iii) in connection with the transfers described in the foregoing clauses (i) and (ii), AGSA shall cause the applicable AGSA Retained Subsidiaries and AMP Entities to assume the respective Liabilities related to or arising from such assets transferred to such AGSA Retained Subsidiaries or such AMP Entities, as the case may be.  The assets transferred pursuant to this Section 2.2(a) shall be transferred free and clear of all Encumbrances, other than Permitted Encumbrances (as defined in the BCA) or those imposed, with respect to assets transferred to an AMP Entity, in connection with any indebtedness of any AMP Entity, and with respect to assets transferred to an AGSA Retained Subsidiary, in connection with any indebtedness of any AGSA Retained Subsidiary.  In furtherance of the assignment, transfer, contribution, conveyance and delivery of the assets and Liabilities pursuant to this Section 2.2(a), each of AGSA and AMPSA shall cause their respective Subsidiaries to execute and deliver Local Conveyances as and to the extent necessary to evidence the assignment, transfer, contribution, conveyance and delivery of such assets and Liabilities to the applicable transferee.
(b)Approvals and Consents.  Prior to the AMP Closing Date, AGSA shall, and shall cause the AGSA Retained Subsidiaries and AMP Entities to, use commercially reasonable efforts to promptly give all notices to, and obtain all consents, authorizations, approvals and waivers from, all third parties whose consent, authorization, approval or waiver is required in connection with the conveyance, transfer, contribution or assignment of any asset contemplated by Section 2.2(a) to be transferred to an AMP Entity or an AGSA Retained Subsidiary.  To the extent not obtained prior to the AMP Closing Date, following the AMP Closing Date, AGSA shall, and shall cause the AGSA Retained Subsidiaries to, and AMPSA shall, and shall cause the other AMP Entities to, use commercially reasonable efforts to promptly give all notices to, and obtain all consents, authorizations, approvals and waivers from, all third parties whose consent, authorization, approval or waiver is required in connection with the conveyance, transfer, contribution or assignment of any asset contemplated by Section 2.2(a) to be transferred to an AMP Entity or an AGSA Retained Subsidiary, as applicable.  AGSA shall not, and shall cause the AGSA Retained Subsidiaries not to, and AMPSA shall not, and shall cause the other AMP Entities not to, intentionally take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, approvals or waivers.
(c)Delayed Transfers.  In the event that any consent, authorization, approval or waiver or amendment is required from any unaffiliated third party in order to convey, transfer,

contribute or assign (as the case may be) any asset contemplated by Section 2.2(a) to be transferred to an AMP Entity or to an AGSA Retained Subsidiary and such consent, approval, waiver or amendment is not obtained prior to the AMP Closing (such assets, “Delayed Transfer Assets”), then, following the AMP Closing, to the extent not specifically addressed in the Services Agreement, (i) AGSA shall cause the applicable AGSA Retained Subsidiaries to use their reasonable best efforts to (A) continue to hold in trust for the applicable AMP Entities, and to the extent required by the terms applicable to such Delayed Transfer Assets, operate such Delayed Transfer Assets in all material respects in the ordinary course of business consistent with past practice (subject to the terms of the Services Agreement) and (B) cooperate in any arrangement, reasonable and lawful as to the applicable Persons, designed to provide to the applicable AMP Entities the benefits arising under such Delayed Transfer Assets, and (ii) AMPSA shall cause the applicable AMP Entities to use their commercially reasonable efforts to (A) continue to hold in trust for the applicable AGSA Retained Subsidiaries, and to the extent required by the terms applicable to such Delayed Transfer Assets, operate such Delayed Transfer Assets in all material respects in the ordinary course of business consistent with past practice (taking into account the terms of the Services Agreement) and (B) cooperate in any arrangement, reasonable and lawful as to the applicable Persons, designed to provide to the applicable AGSA Retained Subsidiaries the benefits arising under such Delayed Transfer Assets.  In furtherance of clause (i) of this Section 2.2(c), AGSA shall cause the applicable AGSA Retained Subsidiaries to, without further consideration therefor, pay and remit to AMPSA (or its designees) promptly all monies, rights and other consideration received by them, net of any reasonable and documented out-of-pocket costs payable to a third party, in respect of such performance, and in furtherance of clause (ii) of this Section 2.2(c), AMPSA shall cause the applicable AMP Entities to, without further consideration therefor, pay and remit to AGSA (or its designees) promptly all monies, rights and other consideration received by them, net of any reasonable and documented out-of-pocket costs payable to a third party, in respect of such performance.
(d)Shared Contracts.  If an AGSA Retained Subsidiary or an AMP Entity is a party to any Contract that is related to both the AGSA Retained Business and the AMP Business, AGSA and AMPSA shall cooperate with each other to determine the optimal treatment of such Contract, including whether such Contract should be (i) split so that the portion of such Contract that relates to the AGSA Retained Business is assigned to or retained by, as applicable, an AGSA Retained Subsidiary, and the portion of such Contract that relates to the AMP Business is assigned to retained by, as applicable, an AMP Entity, (ii) the subject of an agency, subcontracting or similar arrangement so that the applicable Person receives the benefits and bears the burden of the portion of such Contract applicable to its business, or (iii) addressed under the Services Agreement. AGSA and AMPSA shall, and shall cause their applicable Subsidiaries to use, their commercial reasonable efforts to cause the agreed upon treatment of such Contract to be implemented.
Section 2.3Wrong Pockets.
(a)If, following the AMP Closing (including following the completion of the conveyance, transfer, contribution or assignment of a Delayed Transfer Asset), any right, property, asset or Liability is found to have been transferred to an AMP Entity in error, AMPSA shall cause the applicable AMP Entity to transfer, at AGSA’s cost, such right, property, asset (and any related Liability) or Liability as soon as reasonably practicable to the AGSA Retained Subsidiary designated by AGSA, and AGSA shall cause the applicable AGSA Retained Subsidiary to accept such right, property, asset (and any related Liability) or Liability, as applicable.  If, following the AMP Closing (including following the completion of the conveyance, transfer, contribution or assignment of a Delayed Transfer Asset), any right, property, asset or Liability is found to have been retained by any AGSA Retained Subsidiary in error, AGSA shall, or shall cause the applicable AGSA Retained Subsidiary to, transfer, at AGSA’s cost, such right, property, asset (and any related Liability) or Liability as soon as reasonably practicable to the AMP Entity designated by AMPSA, and AMPSA shall cause the applicable AMP Entity to accept such right, property, asset (and any related Liability) or Liability, as applicable.  Each party hereto shall give prompt written notice to the other party hereto if any AGSA Retained Subsidiary, on the one hand, or any AMP Entity, on the other hand, discovers that any such right, property or Liability has been transferred to an AMP Entity in error or retained by an AGSA Retained Subsidiary in error.
(b)If, following the AMP Closing (including following the completion of the conveyance, transfer, contribution or assignment of a Delayed Transfer Asset), any right, property, asset or Liability is found to have been transferred to an AGSA Retained Subsidiary in error, AGSA shall cause the applicable AGSA Retained Subsidiary to transfer, at AGSA’s cost, such right, property, asset (and any related Liability) or Liability as soon as reasonably practicable to the AMP Entity designated by AMPSA, and AMPSA shall cause the applicable AMP Entity to accept such right, property, asset (and any related Liability) or Liability, as applicable.  If, following the AMP Closing (including following the completion of the conveyance, transfer, contribution or assignment of a Delayed Transfer Asset), any right, property, asset or Liability is found to have been retained by any AMP Entity in error, AMPSA shall, or shall cause the applicable AMP Entity to, transfer, at AGSA’s cost, such right, property, asset (and any related Liability) or Liability as soon as reasonably practicable to the AGSA Retained Subsidiary designated by AGSA, and AGSA shall cause the applicable AGSA Retained Subsidiary to accept such right, property, asset (and any related Liability) or Liability, as applicable.  Each party hereto shall give prompt written notice to the other party hereto if any AMP Entity, on the one hand, or any AGSA Retained Subsidiary, on the other hand, discovers that any such right, property or Liability has been transferred to an AGSA Entity in error or retained by an AMP Entity in error.
(c)Following the AMP Closing (including following the completion of the conveyance, transfer, contribution or assignment of a Delayed Transfer Asset), unless otherwise provided in the Services Agreement, each of AGSA and AMPSA shall cause the AGSA Retained Subsidiaries or the AMP Entities, respectively, to promptly pay or deliver to the other party hereto (or its designees) any monies, deposits, checks or other receivables that are received by such party (or the AGSA Retained Subsidiaries or AMP Entities, as applicable) to the extent they are (or represent the proceeds of) the AMP Business (to the extent received by an AGSA Retained Subsidiary) or the AGSA Retained Business (to the extent received by an AMP Entity).
Article III

INDEMNIFICATION
Section 3.1Indemnification by AGSA.  From and after the AMP Closing Date, AGSA shall indemnify and hold harmless each AMP Entity and each of their respective equityholders, directors, managers, officers, employees, agents, successors and assigns (other than any AGSA Entity) (collectively, the “AMPSA Indemnified Parties”) from and against any and all

Liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (collectively, “Losses”) (other than any Transaction Expenses (as defined in the BCA)) to the extent arising out of or resulting from (a) any of the AGSA Retained Business, the AGSA Retained Employees, the AGSA Retained Plans (except any AMP Employee Liabilities) or the AGSA Retained Employee Liabilities, whether arising before, on or following the AMP Closing Date, and including any Losses arising out of or resulting from any failure by AGSA, AMPSA or any AGSA Entity (including any AGSA Retained Subsidiary) or AMP Entity to comply with the requirements of the Applicable Transfer Regulations in relation to the transfer of the Specified Employees under Section 4.1(a) or (b) a Third Party Claim to the extent that the facts of such Action arise out of or are based upon the actions of any AGSA Entity with respect to the AGSA Retained Business, but, in each case, excluding any Losses to the extent arising out of or resulting from any action taken by any AMP Entity with respect to the AGSA Retained Business following the AMP Closing, other than pursuant to a Contract between an AMP Entity and any AGSA Entity or with the written consent of an AGSA Entity.

Section 3.2Indemnification by AMPSA.  From and after the AMP Closing Date, AMPSA shall indemnify and hold harmless each AGSA Entity and each of their respective equityholders, directors, managers, officers, employees, agents, successor and assigns (collectively, the “AGSA Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from (a) any of the AMP Business, the AMP Employees, the AMP Plans (except any AGSA Retained Employee Liabilities) or the AMP Employee Liabilities, whether arising before, on or following the AMP Closing Date, or (b) a Third Party Claim to the extent that the facts of such Action arise out of or are based upon the actions of any AMP Entity (including any of their predecessors) with respect to the AMP Business, but, in each case, excluding any Losses to the extent arising out of or resulting from any action taken by any AGSA Entity with respect to the AMP Business following the AMP Closing, other than pursuant to a Contract between an AGSA Entity and any AMP Entity or with the written consent of an AMP Entity.
Section 3.3Limitations on Indemnification.
(a)For all purposes of this Article III, “Losses” shall be net of (i) any recovery or benefit (including insurance and indemnification, but not including taxes) actually received by the Indemnified Party or any member of its Group, net of reasonable expenses incurred in obtaining such recovery or benefit, in connection with such Losses and, if the Indemnified Party or any member of its Group receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be promptly paid to the Indemnifying Party; and (ii) any tax benefit actually realized by the Indemnified Party or any member of its Group arising as a result of the accrual, incurrence or payment of any such Losses, reduced by any tax detriment resulting from the receipt or accrual of the related indemnification payment hereunder.
(b)Each party hereto shall, and shall cause any member of its Group that is an Indemnified Party to, take commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses, and indemnification shall not be available with respect to any portion of any Loss to the extent such portion of such Loss is attributable to a failure by a party to take (or cause its Representatives to take) commercially reasonable steps to mitigate such Loss after becoming aware of such event that could reasonably be expected to give rise to such Loss.  Neither party hereto shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.
(c)The indemnification provisions in this Article III will not require any party hereto to indemnify the other for Losses arising out of or resulting from the performance (or non-performance) of any other Contract between an AGSA Entity, on the one hand and an AMP Entity, on the other, which matters will be addressed in the applicable Contract.
Section 3.4Procedures for Indemnification.
(a)Any Person seeking any indemnification under this Article III (an “Indemnified Party”), acting through AGSA or AMPSA, as applicable, shall give the Party from which indemnification is being sought (an “Indemnifying Party”) prompt notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Article III; provided, however, that if an Indemnified Party shall receive written notice of any third party claim (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party a Claim Notice within twenty (20) days after receipt by the Indemnified Party of such notice. The Claim Notice shall (i) indicate whether the matter for which indemnification is sought (an “Indemnity Claim”) results from or arises out of a Third Party Claim or a direct claim, (ii) describe with reasonable specificity the nature of the Indemnity Claim and (iii) state the amount of Losses sought pursuant to such Indemnity Claim to the extent then known.  The failure to deliver or timely deliver the Claim Notice shall not affect the rights of the Indemnified Party to indemnification under this Article III, except and only to the extent that the Indemnifying Party shall have been actually and materially prejudiced by reason of such failure.
(b)Third Party Claims.
(i)The Indemnifying Party shall have the right to conduct, at its sole cost and expense, the defense of a Third Party Claim, upon delivery of written notice to the Indemnified Party (the “Defense Notice”) within twenty (20) days after the Indemnifying Party’s receipt of the Claim Notice (or sooner if the nature of the Third Party Claim so requires); provided that the Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such Third Party Claim (such counsel to be reasonably satisfactory to the Indemnified Party).  The Indemnified Party shall be entitled to be indemnified in accordance with the terms of this Agreement for the reasonable fees and expenses of counsel for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance herewith.  If the Indemnifying Party timely delivers a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, (A) the Indemnifying Party shall keep the Indemnified Party apprised of all material developments with respect to such Third Party Claim and (B) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(ii)The Indemnifying Party shall not be entitled to control the defense of any Third Party Claim if (A) such Third Party Claim is with respect to a criminal proceeding, action, indictment, allegation or investigation, (B) it fails to actively and diligently conduct its defense of such Third Party Claim, (C) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim or (D) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party.  In the event of any of the foregoing circumstances and the Indemnified Party has nonetheless permitted the Indemnifying Party to control the defense of such Third Party Claim, and the Indemnifying Party desires to so control such defense, the Indemnified Party shall be entitled to retain its own counsel, and the Indemnifying Party shall pay the reasonable and documented fees and expenses of one counsel (in addition to any required local counsel) of the Indemnified Party.
(iii)The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (A) settle or compromise a Third Party Claim or consent to the entry of any order which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of the Third Party Claim, (B) settle or compromise any Third Party Claim if the settlement imposes equitable or other non-monetary remedies or other obligations on the Indemnified Party or (C) settle or compromise any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of the Indemnified Party that gives rise to criminal liability with respect to the Indemnified Party.  No Third Party Claim which is being defended by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party (such consent not to be unreasonably conditioned, withheld or delayed).
Section 3.5Taxes.  For the avoidance of doubt, this Article III does not apply to taxes, the indemnification for which shall be governed by the terms of the BCA.
Article IV

EMPLOYEE MATTERS
Section 4.1Transfer of Employment or Engagement; Collective Bargaining Agreements.
(a)Transfer of Employment or Engagement.  On or prior to the AMP Closing Date, AGSA and AMPSA will take all actions required to be taken by them to effect the transfer of the employment or novation of the engagement, as applicable (save for any Specified Employee who submits a valid objection to such transfer in accordance with and subject to the Applicable Transfer Regulations), of each Specified Employee to an AGSA Retained Subsidiary designated by AGSA.
(b)Collective Bargaining Agreements.  AGSA shall cause the AMP Entities to assume or retain, as the case may be, each Collective Bargaining Agreement and, to the extent applicable, recognize (to the extent not yet recognized) each Employee Representative Body covering AMP Employees.
Section 4.2Transfer of Plans.
(a)General.  Effective as of the AMP Closing, AGSA and AMPSA shall cause (i) the AMP Entities to, assume or retain, as the case may be, all obligations with respect to each AMP Plan and honor and discharge all obligations under each AMP Plan and (ii) the AGSA Entities to, assume or retain, as the case may be, all obligations with respect to each AGSA Retained Plan and honor and discharge all obligations under each AGSA Retained Plan.
(b)Certain Incentive Compensation.  AGSA’s Annual Incentive Bonus Plan and the Long Term Incentive Plan (which, for the avoidance of doubt, is in effect prior to the date hereof and is not the Executive Long Term Incentive Plan) shall be AGSA Retained Plans; provided that (i) the amount of any payments due to current or former AMP Employees under the Annual Incentive Bonus Plan and the AGSA Long Term Incentive Plan shall be determined under the plans, and in the ordinary course of business, consistent with past practice, and in consultation with AMPSA and (ii) the cost of any payments due to current or former AMP Employees under the Annual Incentive Bonus Plan and the AGSA Long Term Incentive Plan shall be borne by an AMP Entity.
(c)Defined Benefit Pension Plans.
(i)In the event AGSA and AMPSA mutually determine or are otherwise required by applicable Law to separate the AGSA North America Retirement Plan (the “AGSA US DB Plan”), AMPSA and AGSA shall cooperate and use their respective reasonable best efforts to cause their applicable Subsidiaries to transfer all of the AGSA US DB Plan assets and Liabilities, including any related funding obligations, related to current or former AMP Employees out of the AGSA US DB Plan into another appropriate arrangement established by an AMP Entity designated by AMPSA and separate from the AGSA US DB Plan (the “AMP US DB Plan”).  Any transfer of assets and Liabilities from the AGSA US DB Plan to the AMP US DB Plan shall be in accordance with applicable accounting standards and ERISA and other applicable Law, and AGSA and AMPSA shall cooperate to make such transfer tax efficient, to the extent reasonably possible.  To the extent any assets are transferred from the AGSA US DB Plan to the AMP US DB Plan in excess of assets contributed to the AGSA US DB Plan on behalf of current or former AMP Employees, AMPSA will or will cause an AMP Entity to promptly reimburse AGSA in an amount equal to such excess on a tax-effected basis (such that the excess will be reduced by any tax benefit in respect of contribution of such assets to the AGSA US DB Plan).  The AMP US DB Plan, if established, shall be an AMP Plan. AMPSA or an AMP Entity shall make the required minimum funding contributions to the AMP US DB Plan in relation to the separation from the AGSA US DB Plan.  The AGSA US DB Plan will be operated in good faith with respect to AMPSA.  No AMP Employee shall accrue any additional benefits under the AGSA US DB Plan following the time of the separation of the AMP US DB Plan; instead, AMP Employees, if eligible, shall accrue benefits under the AMP US DB Plan to the extent provided in the AMP US DB Plan. AGSA and AMPSA, as applicable, shall timely provide notices, if any, required under Law to the affected AMP Employees, and to the Pension Benefit Guaranty Corporation.  AGSA’s actuary shall provide all certifications required for the transfers of assets and Liabilities contemplated under this Section 4.2(c).
(ii)Determinations under Section 4.2(c)(i) shall be made using reasonable assumptions that are consistent with past practice, to the extent applicable, and agreed upon by certified actuaries retained by each of AGSA and AMPSA. All calculations of assets and Liabilities, and methodologies related thereto, shall be proposed by AGSA’s certified actuary and shall be subject to review and approval by AMPSA’s certified actuary. In the event of a dispute regarding the calculation or allocation of assets and Liabilities or funding obligations, or the methodologies or assumptions used for such calculations or allocations, in each case under this Section 4.2(c), such dispute shall be exclusively and finally determined, at the request of either party, by an independent certified actuary at a nationally recognized actuarial or accounting firm.  Such independent actuary shall be selected by mutual agreement of the parties, and all fees of such independent actuary shall be shared equally by AGSA and AMPSA. The parties agree to comply with any determination made by such independent actuary.
Section 4.3Transfer of Liabilities.  Without limiting the generality of Section 3.2, effective as of the AMP Closing, AGSA and AMPSA shall cause (i) the AMP Entities to, assume or retain, as the case may be, and be responsible for all obligations with respect to (and indemnify, defend and hold harmless the AGSA Entities from and against) any and all AMP Employee Liabilities, whether arising before, on or after the AMP Closing, and (ii) the AGSA Entities to, assume or retain, as the case may be, and be responsible for all obligations with respect to (and indemnify, defend and hold harmless the AMP Entities from and against) any and all AGSA Retained Employee Liabilities, whether arising before, on or after AMP Closing.  Upon request by AMPSA, AGSA shall promptly provide financial and other reasonable information regarding AMP Employee Liabilities to AMPSA.
Section 4.4Terms and Conditions of Employment.
(a)AMPSA will cause the other AMP Entities to undertake commercially reasonable efforts to (i) comply with any obligations or standards arising under applicable Laws governing the terms and conditions of the employment of AMP Employees and (ii) provide terms and conditions of employment in a manner that does not unreasonably result in any obligation, contingent or otherwise, of any AGSA Entity to pay any severance, vacation payout, termination indemnity, termination related payment or other similar benefit (including such benefits required under applicable Laws) to any AMP Employee.
(b)AGSA will cause the other AGSA Entities to undertake commercially reasonable efforts to (i) comply with any obligations or standards arising under applicable Laws governing the terms and conditions of the employment of AGSA Retained Employees and (ii) provide terms and conditions of employment in a manner that does not unreasonably result in any obligation, contingent or otherwise, of any AMP Entity to pay any severance, vacation payout, termination indemnity, termination related payment or other similar benefit (including such benefits required under applicable Laws) to any AGSA Retained Employee.

Section 4.5No Third Party Beneficiaries; No Amendment.  Without limiting the generality of Section 7.8, all provisions contained in this Article IV are included for the sole benefit of the parties hereto, and nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (a) in any other Person, including any employees, former employees, any participant in any Plan or any dependent or beneficiary thereof (including any AMP Employee or AGSA Retained Employee), or (b) to continued employment with any AGSA Retained Subsidiary or any AMP Entity.  Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification or adoption of any Plan or Collective Bargaining Agreement, or shall limit the right of any AGSA Entity or any AMP Entity to amend, terminate or otherwise modify any Plan or Collective Bargaining Agreement following the AMP Closing in accordance with its terms.  In the event that (i) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Plan or Collective Bargaining Agreement, and (ii) such provision is deemed in any judicial proceeding to be an amendment to such Plan or Collective Bargaining Agreement even though not explicitly designated as such in this Agreement, then such provision, to the extent covered by such deemed amendment, shall lapse retroactively and shall have no amendatory effect.
Article V

CERTAIN OTHER MATTERS
Section 5.1Access to Information.
(a)In order to facilitate the resolution of any claims made against, or incurred by, any AGSA Entity relating to the AMP Business and for purposes of compliance with securities, environmental, employment and other Laws, until the later of the seventh (7th) anniversary of the AMP Closing Date or the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), AMPSA shall, and shall cause the other AMP Entities to (i) retain the books and records and financial and operational data relating to the AMP Business for periods prior to the AMP Closing Date (to the extent in AMPSA’s or the other AMP Entities’ possession); and (ii) upon reasonable advance notice, afford the Representatives of the AGSA Entities reasonable access (including the right to make, at AGSA’s expense, copies), during normal business hours, to such books and records.  After the expiration of such period, AMPSA shall offer to turn over possession of such books and records to AGSA at least sixty (60) days prior to disposing of or destroying any of such books and records.
(b)In order to facilitate the resolution of any claims made against, or incurred by, any AMP Entity relating to the AMP Business and for purposes of compliance with securities, environmental, employment and other Laws, until the later of the seventh (7th) anniversary of the AMP Closing Date or the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), AGSA shall, and shall cause the AGSA Retained Subsidiaries to (i) retain the books and records and financial and operational data relating to the AMP Business for periods prior to the AMP Closing Date, to the extent such books, records and other data and information were in the possession or control of the AGSA Retained Subsidiaries prior to the AMP Closing and have not been delivered to the AMP Entities; and (ii) upon reasonable notice, afford the Representatives of the AMP Entities reasonable access (including the right to make, at AMPSA’s expense, copies), during normal business hours, to such books and records.  After the expiration of such period, AGSA shall offer to turn over possession of such books and records to AMPSA at least sixty (60) days prior to disposing of or destroying any of such books and records.
Section 5.2Privileged Matters.
(a)The parties hereto acknowledge and agree that the AGSA Entities’ and the AMP Entities’ attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications concerning any proposed transfer of the AMP Business or any other transaction contemplated by this Agreement, the BCA, the Services Agreement or any Local Conveyance document, and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by AGSA, and may be waived only by AGSA.  AGSA and AMPSA acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by the AMP Entities upon consummation of the AMP Closing; and (ii) in the event of a dispute between an AMP Entity, on the one hand, and a third party, on the other hand, or any other circumstance in which a third party requests or demands that an AMP Entity produce privileged materials or attorney work-product of AGSA or another AGSA Entity (including the privileged communications and attorney work-product covered by this Section 5.2(a)), AMPSA shall, and shall cause such AMP Entity to assert such attorney-client privilege on behalf of AGSA or the applicable AGSA Entity to prevent disclosure of privileged communications or attorney work-product to such third party.
(b)Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications concerning general business matters related to the AMP Business and the AMP Entities and arising prior to the AMP Closing Date for the benefit of both the AGSA Entities and the AMP Entities shall be subject to a joint privilege and protection between AGSA, on the one hand, and AMPSA, on the other hand, and AGSA and AMPSA shall, on behalf of their applicable Group members, have equal right to assert such joint privilege and protection and no such joint privilege or protection may be waived by (i) any AGSA Entity without the prior written consent of AMPSA; or (ii)  any AMP Entity without the prior written consent of AGSA; provided that any such privileged communications or attorney-work product, whether arising prior to, or after the AMP Closing Date, with respect to any matter for which a party hereto has an indemnification obligation hereunder, shall be subject to the sole control of such party with respect to such matter giving rise to such indemnification obligation, which shall be solely entitled to control the assertion or waiver of the privilege or protection in connection with such matter, whether or not such communications or work product is in the possession of or under the control of such party.
Section 5.3EAPA and Cross-License Assignment and Assumption.  Effective as of the AMP Closing (a) AGSA hereby assigns and transfers to AMPSA, and AMPSA hereby accepts and assumes, all of AGSA’s rights and obligations under (i) that certain Equity and Asset Purchase Agreement, dated as of April 22, 2016, by and among AGSA, Ball Corporation and Rexam PLC (the “EAPA”) and (ii) that certain Intellectual Property Cross-License Agreement, dated October 31, 2019, by and between AGSA and Trivium Packaging B.V. (the “Cross-License”), in each case, without any representation, warranty, recourse or covenant of any kind or nature whatsoever, each of which is expressly disclaimed by each of the parties hereto, and (b) without limiting the generality of

Section 3.2, AMPSA hereby agrees to indemnify and hold harmless AGSA and each other AGSA Entity from any and all Losses arising from the EAPA or the Cross-License, whether arising before, on or after the AMP Closing.

Section 5.4Litigation Cooperation.
(a)Effective as of the AMP Closing Date, the applicable AMP Entities shall assume and thereafter be responsible for all Liabilities that may result from any Actions to the extent related to the AMP Business (the “AMP Actions”) and, subject to Section 3.4, all fees and costs relating to the defense of the AMP Actions, including attorneys,’ accountants,’ consultants’ and other professionals’ fees and expenses that have been incurred prior to the AMP Closing Date and are unpaid as of the AMP Closing Date, or that are incurred on or after the AMP Closing Date.
(b)Effective as of the AMP Closing Date, the applicable AGSA Retained Subsidiaries shall assume and thereafter be responsible for all Liabilities that may result from any Actions to the extent related to the AGSA Retained Business (the “AGSA Retained Actions”) and, subject to Section 3.4, all fees and costs relating to the defense of the AGSA Retained Actions, including attorneys,’ accountants,’ consultants’ and other professionals’ fees and expenses that have been incurred prior to the AMP Closing Date and are unpaid as of or after the AMP Closing Date, or that are incurred on or after the AMP Closing Date.
(c)The parties hereto agree that at all times from and after the AMP Closing Date, if an Action relates to the AMP Business and the AGSA Retained Business or is commenced by a third party naming an AMP Entity (with respect to any Action related to the AGSA Retained Business) or an AGSA Entity (with respect to any Action related to the AMP Business) as a defendant thereto, then the parties hereto shall cooperate and consult to the extent necessary or advisable with respect to the defense of such Action.
(d)Each party hereto shall use reasonable efforts to make available to the other party hereto and its attorneys, accountants, consultants and other designated representatives, upon written request, its directors, managers, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other party hereto, to the extent reasonably requested in connection with any Action, the facts of which arise prior to the AMP Closing Date in which the requesting party hereto may from time to time be involved.
Section 5.5Insurance Matters.  Unless otherwise agreed by the parties or provided in the Services Agreement the AMP Business shall, pursuant to and in accordance with the terms of the Services Agreement, continue to be insured by insurance policies held by the AGSA Entities or by any of their self-insured programs.
Section 5.6Intercompany Accounts.  All intercompany receivables, payables and loans between any AGSA Retained Subsidiary, on the one hand, and any AMP Entity, on the other hand, other than the AGSA Hedging Arrangements or receivables or payables in respect of ordinary course of business transactions on arms’ length terms, shall, prior to the AMP Closing or as promptly as reasonably practicable thereafter, be settled, paid, capitalized, contributed to the capital of the applicable Person, distributed or otherwise terminated, in each case, as determined by AGSA, and AGSA and, if applicable, AMPSA, shall cause the applicable AGSA Retained Subsidiaries and

AMP Entities to make all payments, capital contributions, transfers or distributions necessary or appropriate to effectuate such settlement, payment, capitalization, contribution, distribution or other termination of such intercompany receivables, payables and loans with the result that there shall not be any material intercompany receivables, payables and loans between any AGSA Retained Subsidiary, on the one hand, and any AMP Entity, on the other hand, after the AMP Closing Date.  Notwithstanding the foregoing, the parties hereto agree that certain payments in respect of intercompany payables arising in connection with the AMP Transfer will be made following the BCA Closing Date or, if applicable, at such other times contemplated by the Steps Plan.

Section 5.7Hedging Arrangements.
(a)From and after AMP Closing, AGSA shall cause each applicable AGSA Retained Subsidiary to maintain all currency and commodity hedging that such Person has entered into for the benefit of an AMP Entity for purposes of such AMP Entity receiving the economic benefits, and being subject to the economic risks, of such hedging arrangements (such arrangements the “AGSA Hedging Arrangements”) at the direction of AMPSA pursuant to and in accordance with the Services Agreement, and AGSA and AMPSA shall implement arrangements reasonably acceptable to each of them to both (i) provide the applicable AMP Entity, to the fullest extent practicable, with all claims, rights and benefits under the AGSA Hedging Arrangements, including, for the avoidance of doubt, the mark-to-market position existing on the AMP Closing Date and (ii) cause the applicable AMP Entity to bear all Liabilities thereunder, including, for the avoidance of doubt, the mark-to-market position existing on the AMP Closing Date.  Upon maturity of any AGSA Hedging Arrangements (or earlier crystallization of a hedge position), AGSA shall remit funds to AMPSA (or its designee) in respect of any such hedging arrangements that are in-the-money and AMPSA will remit funds to AGSA (or its designee) in respect of any such hedging arrangements that are out-of-the money, in each case, on the relevant date of settlement in accordance with market convention.
(b)Either AGSA or AMPSA may request cash collateral in respect of open trades where the net mark to market position across all open trades is greater than a $10,000,000 margin call tolerance limit.  The amount of such cash collateral to be paid shall be any amount above the margin call tolerance limit.  Any such cash collateral paid may be netted against future settlements of trades as agreed between AGSA and AMPSA.
Section 5.8Credit and Performance Support Obligations.
(a)AGSA and AMPSA shall cooperate and use their commercially reasonable efforts to cause each AGSA Retained Subsidiary to be, prior to the AMP Closing Date, replaced or removed as a guarantor or obligor under, and released or relieved from any Liability arising out of, any letters of credit, performance bonds, corporate guarantees, statutory guarantees or obligations and other similar obligations outstanding in favor of a third party in connection with the AMP Business (together the “Transferred Guarantees”).  Without limiting the generality of Section 3.3, from and after the AMP Closing, AMPSA shall indemnify each AGSA Entity against any Losses arising from or relating to any Transferred Guarantees.  AGSA and AMPSA shall cooperate and use their commercially reasonable efforts after the AMP Transfer to relieve, remove, release or replace each AGSA Retained Subsidiary from any remaining Transferred Guarantees.

(b)AGSA shall use its commercially reasonable efforts to cause each AMP Entity to be, prior to the AMP Closing Date, replaced or removed as a guarantor or obligor under, and released or relieved from any Liability arising out of, any letters of credit, performance bonds, corporate guarantees, statutory guarantees or obligations, collateral or security agreements or arrangements and other similar obligations in favor of a third party in connection with the AGSA Retained Business (together, the “Excluded Guarantees”); provided, that notwithstanding the foregoing, prior to, or substantially concurrently with, the AMP Closing Date, AGSA shall cause (i) each AMP Entity to be released from all guarantees of the Ardagh Existing Indebtedness (as defined in the BCA) and all other obligations and liabilities of the AMP Entities in respect of the Ardagh Existing Indebtedness, to be terminated and released and (ii) all Encumbrances granted by the AMP Entities, or otherwise existing with respect to the assets of the AMP Entities or the AMP Business, securing any Ardagh Existing Indebtedness or guarantees or other obligations or liabilities with respect to Ardagh Existing Indebtedness, to be released, in the case of each of the foregoing (i) and (ii), pursuant to documentation in form and substance reasonably satisfactory to GHV as set forth in the BCA.  Without limiting the generality of Section 3.1, from and after the AMP Transfer, AGSA shall indemnify and hold harmless each AMP Entity against any Losses arising from or relating to the Excluded Guarantees.  AGSA and AMPSA shall use their commercially reasonable efforts after the AMP Transfer to relieve, remove, release or replace each AMP Entity from any remaining Excluded Guarantees.
Section 5.9Further Actions.  From time to time after the AMP Closing, without additional consideration, each party hereto shall, and shall cause its Subsidiaries to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another party hereto to make effective the transactions contemplated by this Agreement. Without limiting the foregoing, reasonably promptly following the AMP Closing, AGSA shall, and shall cause the AGSA Retained Subsidiaries to, take all action necessary, including by filing all necessary documentation with the applicable Governmental Authority (or Internet domain name registrar, in the case of Internet domain names), to cause AMPSA or one of the other AMP Entities designated by AMPSA to be the legal, beneficial and record owner of each item of Registered Owned Intellectual Property (as defined in the BCA) set forth or required to be set forth on Section 4.14(b) of the AGSA Disclosure Schedule, and AGSA shall reasonably promptly deliver evidence of the foregoing to GHV.
Section 5.10Non-Competition; Non-Solicitation.
(a)For a period from the BCA Closing Date until the earlier of (i) the fifth (5th) anniversary of the BCA Closing Date or (ii) the date on which AGSA no longer, directly or indirectly, is the beneficial owner of more than fifty percent (50%) of the voting stock of AMPSA (such period, the “Non-Compete Period”), none of AGSA or its Subsidiaries (excluding any AMP Entity) shall, directly or indirectly, and except with respect to the AMP Entities, engage in the development, manufacture, marketing or sale of metal beverage cans and ends (excluding, in each case, kegs and aluminum bottles) or the provision of related technical and customer services, in each case, as developed, manufactured, marketed, sold or provided by the AMP Business on the date hereof.  Except as otherwise contemplated by Section 3.3 of the Services Agreement, for a period from the BCA Closing Date until the earlier of (A) the second (2nd) anniversary of the BCA Closing Date, or (B) the date on which AGSA no longer, directly or indirectly, is the beneficial owner of more than fifty percent (50%) of the voting stock of AMPSA (such period, the

“Non-Solicit Period”), none of AGSA or its Subsidiaries (excluding any AMP Entity) shall, directly or indirectly, solicit for employment or hire, or cause to be solicited or hired, any AMP Employee with an annual base salary or wages greater than €150,000; provided that this Agreement shall not prohibit any (1) advertisement, general solicitation or search firm engagement (or hiring as a result thereof) that is not specifically targeted at such persons or (2) direct solicitation of any AMP Employee whose employment by or term in office with any AMP Entity is terminated prior to the date of the applicable solicitation.
(b)For the duration of the Non-Compete Period, no AMP Entity shall, directly or indirectly (but excluding any services provided to the AGSA Entities pursuant to the Services Agreement), engage in the AGSA Retained Business as it is conducted by the AGSA Entities on the date hereof.  Except for AMP Employees and except as otherwise contemplated by Section 3.3 of the Services Agreement, for the duration of the Non-Solicit Period, the AMP Entities shall not, directly or indirectly, solicit for employment or hire, or cause to be solicited or hired, any AGSA Retained Employee with an annual base salary or wages greater than €150,000, provided that this Agreement shall not prohibit any (i) advertisement, general solicitation or search firm engagement (or hiring as a result thereof) that is not specifically targeted at such persons or (ii) direct solicitation of any AGSA Retained Employee whose employment by or term in office with any AGSA Entity is terminated prior to the date of the applicable solicitation.
(c)The covenants and undertakings in this Section 5.10 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.10 will cause irreparable injury to the AGSA Entities or the AMP Entities, as applicable, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 5.10 will be inadequate.  Therefore, AGSA and AMPSA, as applicable, will be entitled to seek a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.10 without the necessity of proving actual damage or posting any bond whatsoever.  The rights and remedies provided by this Section 5.10(c) are cumulative and in addition to any other rights and remedies which AGSA or AMPSA, as applicable, may have hereunder at law or in equity.
Section 5.11No Right to Set-Off.  Neither party hereto shall have any right to set off any payments payable to the other party under this Agreement (including any payments required to be made pursuant to Section 2.3(c) or Article III) against any payments to be made by such party pursuant to this Agreement or any other agreement between the parties hereto and no party hereto may withhold any such funds pursuant to this Agreement in the event there is a dispute regarding any other matter set forth in this Agreement or the Services Agreement.
Article VI

DISCLAIMER
Section 6.1Disclaimer.  EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT, THE SERVICES AGREEMENT OR ANY LOCAL CONVEYANCE, ALL INTERESTS AND ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS.

Section 6.2Limitation of Liability.  IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT TO THE EXTENT ACTUALLY AWARDED TO A THIRD PARTY BY A COURT OF COMPETENT JURISDICTION.
Article VII

GENERAL PROVISIONS.
Section 7.1Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by AMPSA.  For the avoidance of doubt, this Section 7.1 does not apply to taxes, the allocation of which shall be governed by the terms of the BCA.
Section 7.2Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by e-mail or other means of electronic transmission, and by internationally recognized courier service, and shall become effective:  (a) on delivery if given in person; (b) on the date of transmission if sent by email, or other means of electronic transmission (provided that no “bounceback” or notice of non-delivery is received); or (c) two (2) Business Days after delivery to the courier service.  Notices shall be given to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 7.2):

If to AGSA to:

56, Rue Charles Martel

L-2134 Luxembourg

Luxembourg

Attention:  Hermanus Troskie

Torsten Schoen

Email: herman.troskie@maitlandgroup.com

torsten.schoen@ardaghgroup.com

If to AMPSA to:

56, Rue Charles Martel

L-2134 Luxembourg

Luxembourg

Attention:Oliver Graham

David Bourne

Email:  oliver.graham@ardaghgroup.com

david.bourne@ardaghgroup.com

Section 7.3Severability.  If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 7.4Entire Agreement.  This Agreement, and, to the extent applicable hereto, the BCA, the Services Agreement and the Local Conveyances constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.
Section 7.5Assignment.  This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of AGSA and AMPSA, as the case may be (which consent may be granted or withheld in the sole discretion of AGSA or AMPSA, as applicable), and any attempted assignment that is not in accordance with this Section 7.5 shall be null and void.
Section 7.6Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each party hereto that expressly references the Section of this Agreement to be amended or by a waiver in accordance with Section 7.7.
Section 7.7Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.  Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.
Section 7.8No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided, that the other AMP Entities and the AGSA Retained Subsidiaries, as applicable, shall be intended third party beneficiaries of the terms of this Agreement applicable to such Persons.

Section 7.9Specific Performance.  The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by either party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which either party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.  The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.
Section 7.10Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement shall be governed by, and construed in accordance with, the Laws of the Grand Duchy of Luxembourg.  Any Action arising in connection with this Agreement shall be submitted to the jurisdiction of the courts of Luxembourg City.
Section 7.11Termination.  This Agreement may be terminated at any time by the mutual written consent of AGSA and AMPSA.
Section 7.12Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Any party hereto may execute and deliver signed counterparts of this Agreement to the other parties hereto by electronic mail or other electronic transmission in portable document format (.PDF).

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date first written above.

ARDAGH GROUP S.A.

By:	/s/ Hermanus Troskie Name: Hermanus Troskie Title: Director

ARDAGH METAL PACKAGING S.A.

By:	/s/ Yves Elsen Name: Yves Elsen Title: Director

Exhibit A

AMP Entities